EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 23, 2022, with respect to the financial statements of The Ritz-Carlton Reserve Dorado Beach, included in the Current Report on Form 8-K/A, of Braemar Hotels & Resorts Inc. filed on May 23, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Braemar Hotels & Resorts Inc. on Forms S-3 (Nos. 333-263517, 333-25488, 333-234663, 333-223799, 333-209389, 333-200718, and 333-200420) and on Forms S-8 (Nos. 333-264883, 333256-002, 333-218888, 333-204705 and 333-194968).

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
May 23, 2022